Exhibit 99.1

FOR IMMEDIATE RELEASE

Safeway Inc. Holds 2004 Investor Conference

Company Provides 2005 Earnings Guidance and

Announces 2005 Capital Expenditure Plans and Cash Flow Expectations

Contact: Julie Hong (925) 467-3832

PLEASANTON, Calif.—(BUSINESS WIRE)—December 8, 2004—Safeway Inc. (NYSE: SWY) will hold a conference for analysts and institutional investors today. Safeway will review its recent performance, its strategy to restore growth, its progress on executing the strategy, and its financial outlook.

For the year 2005, the company is initiating earnings per share guidance of $1.50 - $1.60, excluding the expensing of stock options. As previously announced, the company will expense stock options for the first time beginning in 2005. The estimated impact of expensing stock options is $0.09 per share for the year. As a result, reported earnings per share is expected to be in the range of $1.41 - $1.51. The company anticipates a gradual strike recovery at Vons and a significant increase in brand building and other marketing investments designed to improve sales. In 2005, the Vons strike is projected to have a lingering impact on earnings of approximately $0.20 per share compared to pre-strike results, and incremental marketing expenditures are projected to reduce earnings by approximately $0.20 per share. The company expects to generate non-fuel identical store sales growth of 1.2% to 1.5% in 2005, excluding Vons in the first quarter.

The company will discuss its plans to spend approximately $1.4 billion in cash capital expenditures in 2005, to open 30-35 new stores and to remodel 275 to 285 stores. Square footage growth is expected to be approximately 1%. Due primarily to higher expected net cash flows used by investing activities in 2005 versus 2004, the company expects to generate free cash flow (cash flow from operating activities less cash flow used by investing activities) in 2005 in the range of $500 million to $700 million.

“We made substantial progress in differentiating our offering in 2004, and we plan to step up those efforts in 2005. We have made dramatic improvements in our perishable departments, have grown our proprietary products substantially, and have confirmed the value of our store remodel program. We also expect to benefit from the significant progress we made in restructuring our labor contracts and from our improved organizational structure,” said Steve Burd, Chairman, President and CEO. “In 2005, we plan to make substantial brand building and other marketing investments to improve sales momentum. We are confident that these actions will restore growth to our business in 2005 and beyond.”

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America. The company operates 1,815 stores in the United States and Canada and had sales of $35.6 billion in 2003. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

The investor conference will be broadcast live over the Internet from 7:30 AM (PST) to approximately 11:30 AM (PST) at http://www.safeway.com/investor_relations. Click on Webcast Events to access the event. The presentation will be available in an archived format for one week after the meeting.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of earnings per share, capital expenditures, free cash flow, identical store sales growth, square footage growth, store openings and remodels and the effects of the Southern California strike, including the improvement of sales since the strike, and are indicated by words or phrases such as “guidance,” “on-going,” “expects,” “estimate,” and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, including the effect of the Southern California labor dispute, the resolution of a lawsuit challenging certain provisions of the agreement with Kroger and Albertson’s that arose out of the multi-employer bargaining process in Southern California and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders, Safeway’s most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Dollars in millions)

(unaudited)

Financial Guidance for 2005

Reconciliation of GAAP Cash Flow Measure to Free Cash Flow Estimate

Net cash flow from operating activities	$1,900	—	2,000
Net cash flow used by investing activities	(1,400)	—	(1,300)

Free cash flow	$500	—	700